Exhibit 2.2
FIRST AMENDMENT TO
PLAN OF CONVERSION
OF
IMPERIAL HOLDINGS, LLC,
a Florida Limited Liability Company
(“Converting Entity”)
into
IMPERIAL HOLDINGS, INC.,
a Florida Corporation
(“Resulting Entity”)
          THIS FIRST AMENDMENT TO PLAN OF CONVERSION (the “Amendment”) is dated as of February 3, 2011, and amends that certain Plan of Conversion dated as of January 12, 2011 (the “Plan”) which converts Imperial Holdings, LLC, a Florida limited liability company (the “Converting Entity”) into Imperial Holdings, Inc., a Florida corporation (the “Resulting Entity”).
W I T N E S S E T H:
          WHEREAS, each of the parties to the Plan desire to amend certain of the provisions of the Plan and have determined such amendments to be in its respective best interest; and
          WHEREAS, the Plan currently provides for certain share issuances in connection with the Conversion and the IPO based upon formulas set forth in the Plan, and the parties desire to eliminate such formulas and to expressly provide for specific number of shares to be issued, as hereinafter provided.
          NOW THEREFORE, the Converting Entity hereby agrees that the Plan is hereby amended as follows.
     1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
     2. Conversion of Common Units, Preferred Units and IMPEX Debt at the Effective Time. Notwithstanding anything in the Plan to the contrary, the initial allocation of shares of Common Stock of the Resulting Entity issued in the corporate reorganization of the Converting Entity at the Effective Time will be based on the number of shares of Common Stock to be issued to the Existing Holders based on the allocation set forth in the table below, and will not give effect to the conversion of the Phantom Units which shall remain outstanding until immediately prior to the closing of the IPO. Accordingly, at the Effective Time, (a) all Existing Entity Common Units and Existing Entity Preferred Units (other than the Series F Existing Entity Preferred Units) held by the Existing Holders and the IMPEX Debt shall be automatically converted into shares of Common Stock of the Resulting Entity without any further action on the part of any Existing Holder, on the basis set forth in the table below, and (b) all Series F Existing Entity Preferred Units held by the Existing Holders shall be cancelled and the IMEX Note shall be cancelled without any further action on the part of any Existing Holder. Shares of Common Stock issued for the conversion of the IMPEX Debt shall be issued to IMPEX’s affiliate, IMEX.

Name of Existing
Holder	Initial Allocation of Shares
IMEX	1,573,001
IFS	363,636
Red Oak	363,636
     3. Adjustment for IPO Price. Section 8 of the Plan (“Adjustment for IPO Price”) is hereby deleted in its entirety.
     4. Adjustment for Conversion of Phantom Units. Notwithstanding anything in the Plan to the contrary, immediately prior to the closing of the IPO but after the completion of the Existing Holder Reorganizations, all Phantom Units of the Converting Entity held by the Phantom Holders shall be automatically converted into the following shares of Common Stock of the Resulting Entity without any further action on the part of any Phantom Holder, on the basis set forth in the table below:

Name of Phantom Holder	Number of Shares
Moulton	18,000
Purdy	9,000
     5. Beneficial Ownership of Resulting Entity Prior to Effective Time. Notwithstanding anything in the Plan to the contrary, if the Certificate of Conversion attached as Exhibit A to the Plan (the “Certificate of Conversion”) is filed with the Florida Secretary of State prior to the Effective Time, during the period after the filing of the Certificate of Conversion but before the Effective Time, the Existing Holders shall continue to be shareholders of the Resulting Entity with ownership interests in the Resulting Entity equal to their pro rata ownership interests in the Converting Entity immediately prior to the filing of the Certificate of Conversion. If the Effective Time does not occur prior to prior to March 31, 2011, the Resulting Entity shall issue shares of Common Stock to such Existing Holders in accordance with such pro rata ownership interests.
     6. Articles of Incorporation. Section 4(b) of the Plan is hereby amended in its entirety to read “Articles of Incorporation in the form attached as Exhibit B hereto shall be duly executed and filed with the Secretary of State of Florida.”
     7. Continuing Effect of Agreement. Except as expressly modified herein, the terms and provisions of the Plan shall remain unchanged and in full force and effect. All references to the Plan contained in any other document or agreement shall be deemed to refer to the Agreement.
     8. Counterparts. This Amendment may be executed in counterparts each of which shall be original and together shall constitute one in the same instrument.
     9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

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[Signatures appear on the following page.]

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          IN WITNESS WHEREOF, the undersigned have caused this First Amendment to Plan of Conversion to be executed as of the date first written above.

CONVERTING ENTITY:

IMPERIAL HOLDINGS, LLC

Red Oak Finance, LLC, its Member

By:	/s/ Jonathan Neuman
Name: Jonathan Neuman
Title: Manager

MANAGERS:

RED OAK FINANCE, LLC,
Manager

By:	/s/ Jonathan Neuman

Jonathan Neuman
President

IMEX SETTLEMENT CORPORATION,
Manager

By:	/s/ Antony Mitchell

Antony Mitchell
President

IFS HOLDINGS, INC.,
Manager

By:	/s/ Antony Mitchell

Antony Mitchell
President
[Signature Page to First Amendment to Plan of Conversion]

EXISTING HOLDERS:

RED OAK FINANCE, LLC, Member
By:	/s/ Jonathan Neuman
Jonathan Neuman
President

IMEX SETTLEMENT CORPORATION, Member
By:	/s/ Antony Mitchell
Antony Mitchell
President

IFS HOLDINGS, INC., Member
By:	/s/ Antony Mitchell
Antony Mitchell
President

[Signature Page to First Amendment to Plan of Conversion]

ADDITIONAL PARTIES:

PINE TRADING, LTD.

By:	/s/ Edgardo E. Diaz
Name: Edgardo E. Diaz
Its: Director

By:	/s/ Maria Vallarino A.
Name: Maria Vallarino A.
Its: Director

/s/ James Purdy

JAMES PURDY

/s/ Jonathan Moulton

JONATHAN MOULTON
[Signature Page to First Amendment to Plan of Conversion]

ADDITIONAL PARTIES:

IMPEX ENTERPRISES, LTD.

By its sole Director, Casanova Holdings Inc.

By:	/s/ Gilbert A. Ward
Name: Gilbert A. Ward
Its: Director of Dinber Management, Inc.,
President of Casanova Holdings Inc.
[Signature Page to First Amendment to Plan of Conversion]